Exhibit 21.1

SUBSIDIARIES OF ONE Gas, Inc.

1.ONE Gas Properties, L.L.C., an Oklahoma limited liability company.
2.Utility Insurance Company, an Oklahoma company.
3.Kansas Gas Service Securitization I, L.L.C., a Delaware limited liability company.